Exhibit 99.1

For more information contact:

Omar Choucair

Chief Financial Officer

DG

972/581-2000

JoAnn Horne

Market Street Partners

415/445-3233

DG REPORTS FIRST QUARTER 2012 RESULTS

•                  Record First Quarter Revenue, Increases 46% to $92.8 Million

•                  Company Repays  $26.2 Million of Outstanding Debt

Dallas, TX — May 9, 2012 — DG® (NASDAQ: DGIT), the world’s leading ad management and distribution platform, today reported financial results for the first quarter of 2012.  Consolidated revenue for the three months ended March 31, 2012 increased 46% to $92.8 million, compared to $63.5 million in the same period of 2011.  DG’s first quarter income from continuing operations was $1.3 million, or $0.05 per diluted share, compared to $12.9 million, or $0.46 per diluted share, in the year earlier period. First quarter Adjusted EBITDA was $29.6 million, the same as the amount reported in the first quarter of 2011.

“The first quarter saw great progress across the board as we began executing against our media convergence strategy,” said Neil Nguyen, CEO and President of DG.  “We saw continued momentum with the integration of our online assets into a singular operation while our TV business hit a new high for HD adoption, ending the quarter at 25% of deliveries in HD format.  Lastly, we began to build out the senior management team, naming Andy Ellenthal EVP, Global Sales and Operations.”

Mr. Nguyen continued, “We began successfully rolling out innovative products to address the changing advertising landscape with the introduction of the first-ever dual screen video ad product, which has generated tremendous excitement across the global advertising industry.  We also signed a deal to become a preferred technology provider to WPP’s global advertisers and at the start of Q2 expanded our online data offering with the strategic acquisition of Peer39.  We look for this momentum to continue into the coming quarters as we introduce our online video solution leveraging the company’s technological resources, as well as additional data-driven products for online and TV,” concluded Mr. Nguyen.

First quarter financial highlights include:

•                  DG generated consolidated revenue in the quarter of $92.8 million, an increase of 46% over the same period a year ago.

•                  The television segment generated revenue of $61.8 million, an increase of 4% from the year earlier period.  HD advertising revenue increased 10% to $35.6 million from the year earlier period.

•                  The online segment generated revenue of $31.0 million, an increase of 616% from the year earlier period, primarily due to DG’s acquisitions of MediaMind and EyeWonder during the 3rd quarter of 2011.

•                  DG’s first quarter operating income included $1.5 million of acquisition and integration related expenses.

•                  The Company repaid  $26.2 million of outstanding debt under its term loan credit facility.

•                  As of March 31, 2012, DG reported $59.9 million of cash and short-term investments and reported $457.0 million outstanding under its long-term credit facility.

First Quarter 2012 Financial Results Webcast

The Company’s first quarter conference call will be broadcast live on the Internet at 5 p.m. ET on May 9, 2012.  The webcast is open to the general public and all interested parties may access the live webcast on the Internet at the Company’s web site at www.dgit.com.  Please allow 15 minutes to register and download or install any necessary software.

Acquisitions / Discontinued Operations

The Company has completed several acquisitions that have impacted the comparability of the operating results presented.  The results of operations for each of the following entities have been included in the Company’s results since the acquisition date.

•                  MIJO Corporation (“MIJO”) on April 1, 2011 (included in television segment)

•                  MediaMind Technologies, Inc. (“MediaMind”) on July 26, 2011 (included in online segment)

•                  EyeWonder LLC, a Delaware LLC, and the equity interests of Chors GmbH, a German LLC    (collectively, “EyeWonder”) on September 1, 2011 (included in online segment)

Results related to the Company’s Springbox unit have been reclassified to discontinued operations and, therefore, have been excluded from our continuing operating results for both 2012 and 2011.

Non-GAAP Financial Measure

In addition to providing financial measurements based on generally accepted accounting principles in the United States of America (GAAP), the Company has historically provided additional financial measures that are not prepared in accordance with GAAP (non-GAAP). Legislative and regulatory changes discourage the use of and emphasis on non-GAAP financial measures and require companies to explain why non-GAAP financial measures are relevant to management and investors. We believe that the inclusion of Adjusted EBITDA as a non-GAAP financial measure in this press release helps investors to gain a meaningful understanding of our past performance and future prospects, consistent with how management measures and forecasts our performance, especially when comparing such results to previous periods or forecasts. Our management uses Adjusted EBITDA as a non-GAAP financial measure, in addition to GAAP financial measures, as the basis for measuring our core operating performance and comparing such performance to that of prior periods and to the performance of our competitors.

We use Adjusted EBITDA to measure the operating performance of our segments.  This measure also is used by management in its financial and operational decision-making. There are limitations associated with reliance on any non-GAAP financial measures because they are specific to our operations and financial performance, which makes comparisons with other companies’ financial results more challenging. By providing both GAAP and non-GAAP financial measures, we believe that investors are able to compare our GAAP results to those of other companies while also gaining a better understanding of our operating performance as evaluated by management.

The Company considers Adjusted EBITDA to be an important indicator of the overall performance of the Company because it eliminates the effects of events that are non-cash, or are not expected to recur as they are not part of our ongoing operations.

The Company defines “Adjusted EBITDA” as income from operations, before depreciation and amortization, share-based compensation, acquisition and integration expenses, and restructuring / impairment charges and benefits.  The Company considers Adjusted EBITDA to be an important indicator of the Company’s operational strength and performance and a good measure of the Company’s historical operating trends.

Adjusted EBITDA eliminates items that are either not part of our core operations, such as acquisition and integration expenses or do not require a cash outlay, such as share-based compensation and impairment charges.  Adjusted EBITDA also excludes depreciation and amortization expense, which is based on the Company’s estimate of the useful life of tangible and intangible assets.  These estimates could vary from actual performance of the asset, are based on historical costs, and may not be indicative of current or future capital expenditures.

Adjusted EBITDA should be considered in addition to, not as a substitute for, the Company’s operating income, as well as other measures of financial performance reported in accordance with GAAP.

Reconciliation of Non-GAAP Financial Measures

In accordance with the requirements of Regulation G issued by the Securities and Exchange Commission, the Company is presenting the most directly comparable GAAP financial measure and reconciling the non-GAAP financial measure to the comparable GAAP measure.

About DG

DG connects over 11,000 global advertisers and agencies with their targeted audiences through an expansive network of over 6,000 television broadcast stations and over 11,500 web publishers in 75 countries. The Company’s television division utilizes best-in-class network and content management technologies, creative and production resources, digital asset management and syndication services that enable advertisers and agencies to work faster, smarter and more competitively. The Company’s online division, MediaMind, allows marketers to benefit from optimized management of online advertising campaigns while maximizing data driven advertising. For more information, visit www.DGit.com .

Forward-Looking Statements

This release contains forward-looking statements relating to the Company. These forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially from those projected.  Such risks and uncertainties include, among other things;

•     our potential inability to further identify, develop and achieve commercial success for new products;

•     the possibility of delays in product development;

•      the development of competing distribution and online services and products, and the pricing of competing     services and products;

•     our ability to protect our proprietary technologies;

•     the potential shift of advertising spending by our customers to online and non-traditional media from television and radio;

•     the growth rate of High Definition (HD) ad delivery by our customers;

•     risks associated with integrating the MediaMind and other acquisitions with our operations, personnel and technologies;

•    operating in a variety of foreign jurisdictions;

•    fluctuations in currency exchange rates;

•    risks of new, changing, and competitive technologies;

•     risks relating to the potential impairment of our goodwill;

and other risks relating to DG’s business which are set forth in the Company’s filings with the Securities and Exchange Commission.  DG assumes no obligation to publicly update or revise any forward-looking statements.

(Financial Tables Follow)

Digital Generation, Inc.

Unaudited Consolidated Statements of Operations

(In thousands, except per share amounts)

	Three Months Ended
	March 31,
	2012	2011

Revenues	$92,849	$63,510
Cost of revenues	32,497	21,514
Sales and marketing	13,431	2,703
Research and development	6,132	2,672
General and administrative	11,224	7,046
Operating expenses, excluding depreciation and amortization, share-based compensation and acquisition and integration expenses	63,284	33,935
Adjusted EBITDA	29,565	29,575
Depreciation and amortization	13,229	6,850
Share-based compensation	4,471	1,294
Acquisition and integration expenses	1,470	10
Operating income	10,395	21,421
Interest expense	8,093	49
Other expense (income), net	(10)	(108)
Other expense (income), net	8,083	(59)
Income before income taxes from continuing operations	2,312	21,480
Provision for income taxes	1,033	8,592
Income from continuing operations	1,279	12,888
Loss from discontinued operations, net of tax	(291)	(209)
Net income	$988	$12,679

Basic earnings (loss) per share:
Continuing operations	$0.05	$0.46
Discontinued operations	(0.01)	(0.01)
Total	$0.04	$0.45

Diluted earnings (loss) per share:
Continuing operations	$0.05	$0.46
Discontinued operations	(0.01)	(0.01)
Total	$0.04	$0.45

Weighted average common shares outstanding:
Basic	27,210	27,794
Diluted	27,311	28,093

Digital Generation, Inc.

Unaudited Consolidated Statements of Cash Flows

(In thousands)

	Three Months Ended March 31,
	2012	2011
Cash flows from operating activities:
Net income	$988	$12,679
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property and equipment	5,965	3,553
Amortization of intangibles	7,264	3,484
Deferred income taxes	(1,156)	2,686
Provision for accounts receivable losses	603	527
Share-based compensation	4,471	1,294
Other	230	(19)
Changes in operating assets and liabilities:
Accounts receivable	10,102	7,557
Other assets	(4,606)	(1,025)
Accounts payable and other liabilities	(11,453)	(2,569)
Deferred revenue	(377)	291
Net cash provided by operating activities	12,031	28,458

Cash flows from investing activities:
Purchases of property and equipment	(5,445)	(1,420)
Capitalized costs of developing software	(2,940)	(1,368)
Long-term investment	(1,000)	—
Proceeds from sale of short-term investments	3,350	—
Other	(13)	29
Net cash used in investing activities	(6,048)	(2,759)

Cash flows from financing activities:
Proceeds from issuance of common stock, net of costs	91	208
Purchases of treasury stock	—	(16,571)
Repayments of capital leases	(133)	(99)
Repayments of long-term debt	(26,225)	—
Net cash used by financing activities	(26,267)	(16,462)

Effect of exchange rate changes on cash and cash equivalents	580	85
Net increase (decrease) in cash and cash equivalents	(19,704)	9,322
Cash and cash equivalents at beginning of year	72,575	73,409

Cash and cash equivalents at end of period	$52,871	$82,731

Supplemental disclosures of cash flow information:
Cash paid for interest	$7,238	$11
Cash paid for income taxes	$3,619	$3,279

Digital Generation, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	March 31,	December 31,
	2012	2011
	Unaudited
Cash and short-term investments	$59,909	$82,965
Accounts receivable, net	90,506	100,719
Property and equipment, net	56,933	54,159
Goodwill	576,891	576,435
Deferred income taxes	10,720	7,391
Intangibles, net	194,499	201,405
Other	39,116	33,204
Assets of discontinued operations	766	766
Total assets	$1,029,340	$1,057,044

Accounts payable and accrued liabilities	$39,917	$49,183
Deferred revenue	2,119	2,474
Deferred income taxes	7,644	7,644
Debt	457,020	483,033
Other	6,678	6,924
Total liabilities	513,378	549,258
Total stockholders’ equity	515,962	507,786
Total liabilities and stockholders’ equity	$1,029,340	$1,057,044